EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Robert B. Lewis
                                                          (203) 406-3160



                 SILGAN HOLDINGS REPORTS THIRD QUARTER EARNINGS
                         AND CONFIRMS OUTLOOK FOR RECORD
                             FULL YEAR 2004 EARNINGS



STAMFORD, CT, October 21, 2004 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported third quarter 2004 net income of $38.4 million, or $2.06 per diluted share, as compared to third quarter 2003 net income of $26.8 million, or $1.45 per diluted share. The results in the third quarter of 2003 included the impact of plant rationalization charges of $7.7 million, or $0.25 per diluted share.

"We are pleased with the performance of the business in the quarter," said Phil Silver, Co-Chairman and Co-CEO. "We achieved very strong earnings gains through increases in both revenue and operating income coupled with a significant reduction of interest expense. This improvement was particularly satisfying as a result of the positive contribution from the acquisitions we made last year, in particular, the Silgan Closures business. We continue to benefit from lower interest expense resulting from our debt refinancing at the end of last year as well as lower borrowings due to our debt reduction initiative. As we hit the home stretch for the year, we remain comfortable with our earnings guidance for a record 2004."

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SILGAN HOLDINGS
October 21, 2004
Page 2


Net sales for the third quarter of 2004 were $784.8 million, an increase of $23.8 million, or 3.1 percent, as compared to $761.0 million for the same period in 2003. This increase was primarily due to higher average selling prices resulting from the pass through of higher raw material costs in both the metal food container and plastic container businesses.

Income from operations for the third quarter of 2004 was $77.1 million, an increase of $10.7 million, or 16.1 percent, as compared to $66.4 million for the third quarter of 2003. The year-over-year third quarter comparisons of income from operations benefited due to the inclusion of rationalization charges of $7.7 million in 2003 and better margins in the metal food container business resulting from an improved product mix and strong operating results at Silgan
Closures. These benefits were partially offset by a less favorable mix of products sold in the plastic container business.

Interest and other debt expense for the third quarter of 2004 was $13.6 million, a decrease of $8.0 million as compared to the same period in 2003. This decrease was primarily due to lower average outstanding borrowings as a result of debt reductions late in 2003 and a lower average cost of borrowings. The Company's average cost of borrowings was lower as a result of refinancing $500 million of 9% Senior Subordinated Debentures in late 2003 with 6 3/4% Senior Subordinated Notes and borrowings under the senior secured credit facility and a twenty-five basis point reduction in margin on B term loans under the senior secured credit facility in July 2004.

Metal Food Containers

Net sales of the metal food container business were $642.7 million for the third quarter of 2004, an increase of $21.0 million, or 3.4 percent, over the third quarter of 2003, primarily as a result of higher average selling prices due to the pass through of higher steel costs.

Income from operations of the metal food container business increased in the third quarter of 2004 to $69.2 million as compared to $63.5 million for the same period in 2003, and operating margin increased to 10.8 percent from 10.2 percent over the same periods. These increases were principally due to the effect of an improved mix of products sold, as well as the benefits from

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SILGAN HOLDINGS
October 21, 2004
Page 3


rationalization and integration activities at Silgan Closures, partially offset by increases in manufacturing costs.

Plastic Containers

Net sales of the plastic container business were $142.1 million in the third quarter of 2004, an increase of $2.8 million, or 2.0 percent, as compared to the third quarter of 2003. This increase was principally a result of higher average selling prices due to the pass through of increased resin costs, partially offset by the effect of price concessions made last year and a less favorable mix of products sold due primarily to weak demand from certain customers in the personal care market.

Income from operations of the plastic container business for the third quarter of 2004 was $9.8 million as compared to $4.3 million in the third quarter of 2003, and operating margin increased to 6.9 percent from 3.1 percent over the same periods. Income from operations and operating margin in the third quarter of 2003 included rationalization charges totaling $7.1 million related to closing two manufacturing facilities. Income from operations and operating margin in the third quarter of 2004 were negatively impacted by a less favorable mix of products sold, prior year price concessions and higher manufacturing costs.

Nine Months

Net income for the first nine months of 2004 was $67.7 million, or $3.64 per diluted share, as compared to net income for the first nine months of 2003 of $44.5 million, or $2.42 per diluted share. The Company recorded rationalization charges totaling $1.2 million, or $0.04 per diluted share, for the first nine months of 2004 as compared with $7.7 million, or $0.25 per diluted share, for the same period in 2003.

Net sales for the first nine months of 2004 increased $93.9 million, or 5.3 percent, to $1.855 billion as compared to $1.761 billion for the first nine months of 2003. This increase was largely the result of higher net sales in the metal food container business primarily due to the acquisition of Silgan Closures in early 2003 and the effect of the pass through of higher raw material costs in both the metal food container and plastic container businesses.



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SILGAN HOLDINGS
October 21, 2004
Page 4


Income from operations for the first nine months of 2004 was $155.9 million, an increase of $21.4 million, or 15.9 percent, from the same period in 2003, and operating margin increased to 8.4 percent from 7.6 percent over the same periods. The increase in income from operations and operating margin was primarily a result of the integration and rationalization benefits from businesses acquired in early 2003, increased sales of value-added products and the incurrence of rationalization charges of $7.7 million in 2003, partially offset by higher depreciation expense.

Interest expense for the first nine months of 2004 was $43.9 million, a decrease of $16.5 million as compared to the first nine months of 2003. This decrease resulted primarily from a lower average cost of borrowings due to the Company's refinancing in late 2003 and from lower average outstanding borrowings as a result of debt reductions in late 2003.

Dividend

On September 15, 2004, the Company paid a quarterly cash dividend in the amount of $0.15 per share to holders of record of common stock of the Company on September 1, 2004. This dividend payment aggregated $2.8 million.

Outlook for 2004

The Company expects fourth quarter 2004 net income per diluted share to be in the range of $0.42 to $0.62. Accordingly, the Company is confirming its full year 2004 earnings outlook and tightening its range of estimated net income per diluted share for 2004 to $4.06 to $4.26. This estimate includes rationalization charges of $0.04 per diluted share already recorded. In the fourth quarter of 2003, the Company recorded a net loss of $0.13 per diluted share, which included a loss on early extinguishment of debt and rationalization charges totaling $0.64 per diluted share.

The Company also reiterated that, in the absence of compelling acquisitions, it anticipates a $200 to $300 million reduction in debt over the next three years, of which approximately $100 million is expected in 2004.


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SILGAN HOLDINGS
October 21, 2004
Page 5


The Company is currently in the process of developing its 2005 operating plan and expects to issue earnings guidance for 2005 with its year-end press release. At this point, the Company anticipates modestly improved results in both the metal food container and plastic container businesses.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the third quarter of 2004 at 11:00 a.m. eastern time on October 21, 2004. The toll free number for domestic callers is (888) 482-0024, and the number for international callers is (617) 801-9702. The pass code is 59380953. For those unable to listen to the live call, a taped rebroadcast will be available until 5:00 p.m. eastern time on October 30, 2004. To access the rebroadcast, the toll free number for domestic callers is (888) 286-8010, and the number for international callers is (617) 801-6888. The pass code is 41157466.

                                      * * *

Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual net sales of approximately $2.3 billion in 2003. Silgan operates 61 manufacturing facilities in the U.S. and Canada. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal and plastic closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2003 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

                                      * * *


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                                          SILGAN HOLDINGS INC.
                         CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                           For the quarter and nine months ended September 30,
                             (Dollars in millions, except per share amounts)




                                                              Third Quarter            Nine Months
                                                              -------------            -----------
                                                             2004       2003        2004         2003
                                                             ----       ----        ----         ----

Net sales .............................................     $784.8     $761.0     $1,854.5     $1,760.6

Cost of goods sold ....................................      679.1      658.8      1,614.8      1,538.6
                                                            ------     ------     --------     --------

   Gross profit .......................................      105.7      102.2        239.7        222.0

Selling, general and administrative expenses ..........       28.6       28.1         82.6         79.8

Rationalization charges ...............................        --         7.7          1.2          7.7
                                                            ------     ------     --------     --------

   Income from operations .............................       77.1       66.4        155.9        134.5

Interest and other debt expense before loss on
    early extinguishment of debt ......................       13.6       20.6         43.9         59.4

Loss on early extinguishment of debt ..................        --         1.0          --           1.0
                                                            ------     ------     --------     --------

   Interest and other debt expense ....................       13.6       21.6         43.9         60.4
                                                            ------     ------     --------     --------

   Income before income taxes and equity
       in losses of affiliate .........................       63.5       44.8        112.0         74.1

Provision for income taxes ............................       25.1       18.0         44.3         29.3
                                                            ------     ------     --------     --------

   Income before equity in losses of affiliate ........       38.4       26.8         67.7         44.8

Equity in losses of affiliate, net of income taxes ....        --         --           --           0.3
                                                            ------     ------     --------     --------

   Net income .........................................     $ 38.4     $ 26.8     $   67.7     $   44.5
                                                            ======     ======     ========     ========

Earnings per share:
   Basic net income per share .........................      $2.09      $1.47        $3.69        $2.44
   Diluted net income per share .......................      $2.06      $1.45        $3.64        $2.42

Cash dividends per common share .......................      $0.15        --         $0.30          --

Weighted average shares (000's):
   Basic ..............................................     18,399     18,253       18,356       18,242
   Diluted ............................................     18,627     18,447       18,595       18,395



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                              SILGAN HOLDINGS INC.
              CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
               For the quarter and nine months ended September 30,
                              (Dollars in millions)


                                             Third Quarter            Nine Months
                                             -------------            -----------
                                            2004       2003        2004         2003
                                            ----       ----        ----         ----

Net sales:
     Metal food containers ..........      $642.7     $621.7     $1,422.8     $1,335.1
     Plastic containers .............       142.1      139.3        431.7        425.5
                                           ------     ------     --------     --------
         Consolidated ...............      $784.8     $761.0     $1,854.5     $1,760.6
                                           ======     ======     ========     ========

Income from operations:
     Metal food containers (a) ......      $ 69.2     $ 63.5     $  123.6     $  101.4
     Plastic containers (b) .........         9.8        4.3         37.8         37.1
     Corporate ......................        (1.9)      (1.4)        (5.5)        (4.0)
                                           ------     ------     --------     --------
         Consolidated ...............      $ 77.1     $ 66.4     $  155.9     $  134.5
                                           ======     ======     ========     ========




                              SILGAN HOLDINGS INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                              (Dollars in millions)


                                                             Sept. 30,    Sept. 30,     Dec. 31,
                                                                2004         2003         2003
                                                                ----         ----         ----

Assets:
     Cash ..............................................     $   22.9     $   33.6     $   12.1
     Current assets ....................................        659.3        686.6        533.2
     Property, plant and equipment, net ................        792.9        809.1        817.8
     Other assets ......................................        259.4        272.4        258.0
                                                             --------     --------     --------
         Total assets ..................................     $1,734.5     $1,801.7     $1,621.1
                                                             ========     ========     ========

Liabilities and stockholders' equity:
     Current liabilities, excluding debt ...............     $  306.1     $  285.3     $  302.1
     Current and long-term debt ........................      1,055.7      1,214.1      1,002.6
     Other liabilities .................................        181.1        187.2        195.6
     Stockholders' equity ..............................        191.6        115.1        120.8
                                                             --------     --------     --------
         Total liabilities and stockholders' equity ....     $1,734.5     $1,801.7     $1,621.1
                                                             ========     ========     ========



(a) Includes rationalization charges of $0.9 million for the nine months ended September 30, 2004 and rationalization charges of $0.6 million recorded for the three and nine months ended September 30, 2003.
(b) Includes rationalization charges of $0.3 million for the nine months ended September 30, 2004 and rationalization charges of $7.1 million recorded for the three and nine months ended September 30, 2003.